Circuit City Stores, Inc. Announces Additional Changes to Improve
                             Financial Performance
      - Updates Fiscal 2007 Guidance; To Explore Strategic Alternatives for
                                InterTAN, Inc. -

Richmond, Va., March 28, 2007 - Circuit City Stores, Inc. today announced a series of changes to improve financial performance largely by realigning its cost and expense structure.

"We are taking a number of aggressive actions to improve our cost and expense structure, which will better position us for improved and sustainable returns in today's marketplace," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "These actions represent the execution phase of the work initiated this winter to accelerate Circuit City's transformation. We expect to deliver improvements in our selling, general and administrative expense rate while maintaining appropriate investments to drive our key strategic initiatives such as digital home services, multi-channel and home entertainment.

"We are continuing to challenge all aspects of our SG&A expense. We are reviewing our organizational structures to ensure that they are efficient and promote productivity; evaluating spans of control and layers of management to ensure that our front-line Associates are empowered; instituting more discipline and controls around expense management; identifying overlapping functions that can be combined to drive efficiency; outsourcing functions where appropriate; and eliminating entire pieces of non-value added work. Unfortunately, a number of Associates are directly impacted by the actions, but we are making Circuit City stronger for the long term."

Business Changes
Domestic Segment
The company has completed a wage management initiative that will result in the separation of approximately 3,400 store Associates. The separations, which are occurring today, focused on Associates who were paid well above the market-based salary range for their role. New Associates will be hired for these positions and compensated at the current market range for the job.

In a separate release today, the company announced that it has entered into an agreement with IBM to outsource its information technology infrastructure operations. The arrangement will result in a benefit to general and administrative expenses in fiscal 2008 and is expected to reduce planned information technology infrastructure expenses by more than 16 percent over the life of the contract. A total of approximately 130 Circuit City corporate Associates will be impacted by the change. Approximately 50 of them will transition to jobs with IBM and remain on-site serving the Circuit City contract. More details about the agreement are available in the separate news release.

In February, the company re-aligned its regional retail operating structures to streamline responsibilities, ensure more consistent communication, increase accountability and reduce field leadership costs. The number of operating regions was reduced from 10 to 8. The company's retail transformation initiative is structured to generate a more consistent in-store customer experience while reducing the performance gap among various stores and regions. The organization is now structured to provide clear lines of accountability for operational execution and change implementation with a minimal impact to total headcount.

In February, the company was able to terminate the lease on a previously closed distribution center in Columbus, Ohio. The company has recorded a loss of $4.8 million for exiting this lease obligation, but will reduce its future net cash outflows associated with the lease by approximately $6 million. The company completed the previously announced closure of a distribution center in Louisville, Kentucky, that was used primarily for store fixtures and signage.

International Segment
The board of directors has authorized management to explore strategic alternatives for InterTAN, Inc., which could include the sale of the operation. The company has engaged Goldman Sachs to act as an advisor in connection with the exploration of strategic options.

The company previously announced its intention to close approximately 60 international segment stores. The international segment closed 55 stores in February 2007 and expects to close approximately 10 additional stores in the first half of fiscal 2008.

Financial Impact/Benefit
In the fourth quarter of fiscal 2007, including the charges announced in today's release and the previously announced charges, the company expects to record pre-tax expenses of $92 million in goodwill impairment; $31 million related to store and other facility closings; and $21 million related to other restructuring activities.

The company expects actions included in today's announcement as well as the actions included in the February 8, 2007, release to reduce consolidated fiscal 2008 SG&A expenses by approximately $110 million and at least $140 million annually beginning in fiscal 2009. The fiscal 2008 estimated reduction is approximately $96 million for the domestic segment and approximately $14 million for the international segment.

The company expects greater sales volatility during the first half of fiscal 2008 due to the significant nature of changes being implemented. The company has plans in place to quickly rebuild and improve its level of execution prior to the holiday selling season.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $1.2 billion authorization, during the fourth quarter, repurchasing 5.0 million shares at a cost of $100.0 million. As of February 28, 2007, the company had repurchased 57.9 million shares under this authorization at a cost of $919.6 million.

Weighted average common shares outstanding for the fourth quarter of fiscal 2007 is 169.5 million, and weighted average common shares outstanding for fiscal 2007 is 170.4 million shares.

Fiscal 2007 Guidance
The company now expects the following in fiscal 2007:
o    consolidated  net sales  growth  of 8  percent,  down from 9 percent  to 10 percent
o domestic segment comparable store sales growth of 6 percent, down from 7 percent to 8 percent
o incremental consolidated pre-tax expenses of $145 million related to the above announced activities; of this amount approximately $92 million is related to goodwill impairment and $53 million is associated with changes to improve the company's financial performance discussed in this release and the release dated February 8, 2007
o the presentation as discontinued operations of net income of approximately $5.4 million, all of which relates to the fourth quarter, as the result of returning the management of 92 Rogers Plus(R) stores to Rogers Wireless Inc. in January 2007
o a reduction in domestic segment net-owned inventory from February 28, 2006, to February 28, 2007, of approximately $90 million, within the previous expectation of $75 million to $125 million
o consolidated effective income tax rate applicable to results from continuing operations of approximately 190 percent primarily as a result of the non-deductibility of the goodwill impairment charge
o depreciation and amortization expense from continuing operations of approximately $180 million, down from $190 million
o capital expenditures, net of landlord reimbursements, of approximately $240 million, down from $275 million

The following expectations for fiscal 2007 remain unchanged:
o incremental expenses in information technology, multi-channel capabilities and innovation activities, primarily related to expenses for investments, that will total approximately 90 basis points as a percentage of consolidated net sales
o excluding the goodwill impairment, store closing and other restructuring expenses as well as the Rogers classification, earnings from continuing operations before income taxes (EBT) as a percentage of consolidated net sales within the previously stated range of 1.2 percent to 1.4 percent

In its press release discussing fourth quarter and fiscal 2007 results on April 4, 2007, the company will quantify EBT as a percentage of consolidated net sales both with and without goodwill impairment, restructuring charges and store closing expenses and provide a reconciliation between the two measures.

Fiscal 2007 Earnings Release Date and Conference Call information
On April 4, 2007, the company plans to announce results for the quarter and fiscal year ended February 28, 2007, and provide its financial outlook for fiscal 2008.

Circuit City plans to host a conference call for investors that day at 11:30 a.m. EST. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EST that day and will remain available through April 11. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 2114262. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. The domestic segment operates through 643 Superstores and 12 other locations in 158 U.S. markets. The international segment operates through more than 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to control costs and leverage expenses as a percentage of sales, (2) the degree to which the company is able to offset pressures on gross margin with sourcing improvements, pricing optimization, vendor programs and inventory initiatives, (3) the level of investment spending related to the Company's strategic initiatives and information technology, (4) the effectiveness of recent changes to the management and organization structure,
(5) the impact on associate  morale and  engagement  as a result of the changes,
(6) the company's ability to drive process and sales improvements, (7) the effect of pricing and promotional activities of the company's competitors and the company's response to those actions, (8) the pace of commoditization of digital products, (9) the possibility of adverse changes in general economic conditions, (10) the company's ability to generate sales and margin growth through expanded service offerings, and (11) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

                                      ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038